                         EXECUTIVE EMPLOYMENT AGREEMENT

                                 BY AND BETWEEN

                            KIEWIT MATERIALS COMPANY

                                      AND

                             CHRISTOPHER J. MURPHY




                              REVISED JULY 8, 2002

                               TABLE OF CONTENTS


1.  Employment...............................................................................................1
2.  Extent of Employment.....................................................................................1
3.  Compensation.............................................................................................1
4.  Term of Employment.......................................................................................2
5.  Termination..............................................................................................2
6.  Reimbursement of Expenses................................................................................5
7.  Benefits.................................................................................................5
8.  Agreements to Protect Company's Proprietary Information and Goodwill.....................................5
9.  Defense of Claims........................................................................................8
10. Non-Disparagement........................................................................................8
11. Certain Other Definitions................................................................................8
12. Change in Control.......................................................................................11
13. Notice..................................................................................................12
14. Severability............................................................................................13
15. Breach; Waiver of Breach; Specific Performance..........................................................13
16. Assignment; Third Parties...............................................................................13
17. Amendment; Entire Agreement.............................................................................13
18. Choice of Law; Litigation...............................................................................14
19. Further Action..........................................................................................14
20. Intention of the Parties................................................................................14
21. Payment Obligations Absolute............................................................................14
22. Mutual Releases.........................................................................................15
23. Revision................................................................................................15
24. Reference Date..........................................................................................15

                              LIST OF DEFINITIONS


Annual Bonus......................................................................................................1
Appraised Value..................................................................................................10
Auditor...........................................................................................................4
base amount.......................................................................................................4
Base Salary.......................................................................................................1
Board of Directors................................................................................................1
Buyer.............................................................................................................8
Cause.............................................................................................................8
Change in Control.................................................................................................9
Company...........................................................................................................1
Confidential Information..........................................................................................9
Constructive Termination.........................................................................................10
Control Change Date..............................................................................................12
Death.............................................................................................................2
Disability........................................................................................................2
excess parachute payments.........................................................................................4
Excise Tax........................................................................................................3
Executive.........................................................................................................1
Gross-Up Payment..................................................................................................3
Indemnification Agreement.........................................................................................4
knowing..........................................................................................................11
knowledge........................................................................................................11
No Reason.........................................................................................................2
parachute payments................................................................................................4
Parent Incentive Program..........................................................................................1
Relevant Trigger Period..........................................................................................11
Remaining Trigger Period.........................................................................................11
Resignation.......................................................................................................2
Scheduled Term End Date..........................................................................................11
Security..........................................................................................................4
Tax Counsel.......................................................................................................4
Term of Employment................................................................................................2
Termination Date..................................................................................................2
Termination Payment..............................................................................................11
Total Payments....................................................................................................3
Trigger Period...................................................................................................11

                         EXECUTIVE EMPLOYMENT AGREEMENT

                             (REVISED JULY 8, 2002)

         CHRISTOPHER J. MURPHY ("Executive"), and KIEWIT MATERIALS COMPANY, a Delaware corporation ("Company"), hereby agree as follows:

         1. EMPLOYMENT. Executive is now, and has for some time served as, an executive employee of Company. Company hereby agrees to continue the employment of Executive as Chief Executive Officer of Company, and Executive hereby agrees to so continue such employment, during the Term of Employment, all pursuant to this Agreement. The principal place of such employment shall be in Omaha, Nebraska, Executive's current home city of residence. The scope and duties of Executive in such employment shall be those as have last characterized his employment through the date hereof.

         2. EXTENT OF EMPLOYMENT. Executive shall perform his duties and obligations hereunder faithfully, and to the best of his ability, under the lawful direction of the Board of Directors of Company (the "Board of Directors"). Executive shall devote all of his business time, energy and skill such as may be reasonably necessary for the performance of his duties and obligations hereunder, consistent with the past practices and norms of Company and shall abide by the reasonable rules, customs and usages from time to time established by Company.

         3. COMPENSATION. In consideration of services provided hereunder, Company shall compensate Executive during the Term of Employment as follows:

         (a) Company shall pay to Executive, as base compensation during the Term of Employment, in substantially equal monthly installments, an annual base salary of $340,000 (the "Base Salary"). The Board of Directors shall annually review and may increase or reduce the same in its sole discretion, except that during the Trigger Period, the Board of Directors may not reduce the Base Salary below $340,000.

         (b) Company shall pay to Executive an annual bonus compensation ("Annual Bonus"), which is to be based on Executive's performance during and respecting each calendar year during the Term of Employment. The payment and amount of each year's Annual Bonus shall be at the sole discretion of the Board of Directors, except that during and respecting the Trigger Period, the Board of Directors must pay an Annual Bonus of no less than $450,000. Such Annual Bonus shall be paid concurrently with other annual bonuses paid by Company to other executives, unless earlier required by other provisions of this Agreement.

         (c) Within 60 days after the occurrence of a Change in Control, Company shall provide Executive with a description of the incentive compensation program in which comparable executives of Company's United States parent participates (herein called the "Parent Incentive Program"). During the 14 days after Executive's receipt of such description, Executive shall the right to elect to participate in the Parent Incentive Program by delivering written notice to Company in the manner set forth in such description. If Executive so elects to so participate in the Parent Incentive Program, then such participation shall be in lieu of Executive's right to receive an Annual Bonus, and this Executive Employment Agreement shall be amended so as to eliminate Executive's right to receive an Annual Bonus (including as a component of a Termination Payment), and so as to incorporate Executive's participation in the Parent Incentive Program.

         4. TERM OF EMPLOYMENT. The "Term of Employment" shall commence on the date hereof and shall end on the Scheduled Term End Date or as otherwise provided in Section 5. The last day of the Term of Employment is herein called the "Termination Date."

         5.       TERMINATION.

         (a) Subject to Company's obligations to make the payments contemplated by the following provisions of this Section 5, the Term of Employment may be terminated at any time prior to the Scheduled Term End Date:

                  (i)      upon the death of Executive ("Death"); or

                  (ii)     upon the Board of Directors reasonable
         determination, after consultation with a competent medical physician, because of physical or mental disability, Executive is unable to perform, and does not perform, his material duties hereunder for 120 days in any continuous 240-day period ("Disability"); or

                  (iii)    by Company for Cause; or

                  (iv) by Company for any other reason ("No Reason"), or by Company for no reason (also "No Reason"), or by Company by Constructive Termination (also "No Reason"); or

                  (v) by Executive voluntarily and for no reason after 30 days' prior written notice to Company and the Board of Directors ("Resignation").

Executive acknowledges that nothing contained herein, or otherwise stated by or on behalf of Company, modifies or amends the right of Company to terminate Executive at any time, with or without Cause.

         (b) Upon termination of the Term of Employment on account of Death, Disability, No Reason, Cause or Resignation, then:

                  (i) within ten days following the Termination Date, Company shall pay to Executive (1) all accrued and unpaid Base Salary and benefits (including vacation pay and benefits under Section 7 with respect to the period of the Term of Employment prior to termination,
         (2) reimbursement for all expenses under Section 6 with respect to such period, (3) any other benefits (including COBRA) required by law to be provided after termination of employment under the circumstances and (4) customary severance pay, if any, as established by Company pursuant to then current practice; and

                  (ii) all unvested equity interests (such as stock options) in or respecting Company, if there are any, shall vest as of such Termination Date; and

                  (iii) all 401(k) benefits and accounts shall vest as of such Termination Date.

         (c) In addition to the salary, benefits and reimbursements set forth in subsection 5(b), and in lieu of severance pay provided for in clause
(4) thereof, in the event that Executive's employment is terminated during the Trigger Period on account of Death, Disability or No Reason, then:

                  (i) during the Remaining Trigger Period, Company shall also (1) maintain and provide at its sole expense, or reimburse Executive for 100% of the premiums necessary to procure and maintain, COBRA continuation coverage under, or equivalent coverage to that provided under, the Company's then current group health insurance plan, all benefiting Executive and any of his dependents who are eligible therefor, and all as referenced in Section 4980B of the Internal Revenue Code, and (2) provide to Executive reasonable (in relation to Executive's circumstances and position) professional outplacement services, excepting that the same shall only be so provided during the first nine months of such period, but all of the foregoing shall be so maintained and provided only to the extent not otherwise to be maintained or provided under the provisions of subsection 5(b) above; and

                  (ii) within ten days after the commencement of the Remaining Trigger Period, Company shall also pay to Executive the Termination Payment in a lump sum.

         (d) (i) Whether or not Executive becomes entitled to the Termination Payment, if any of the payments or benefits received or to be received by Executive in connection with a Change in Control or Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Company, with any person whose actions result in a Change in Control or with any person affiliated with Company or such person, (but not including any payments or benefits received by Executive in connection with any Security (as defined in Section 5(d)(ii)) (all such payments and benefits, excluding the Gross-Up Payment (as defined herein), being hereinafter referred to as the "Total Payments") become subject to any excise tax imposed under section 4999 of the Internal Revenue Code (the "Excise Tax"), Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.

                  (ii) This Agreement shall not apply to any payments or benefits received by Executive in connection with any Security (as defined herein) owned by Executive, which payments or benefits are subject to that certain Indemnification Agreement executed by and between Executive and Company of even date herewith (the "Indemnification Agreement"). For purposes of this
Section 5(d), the term "Security" shall mean any one or more of the convertible debentures of Company issued as Series 2000A, 2000B, 2000C, 2000D and 2001.

                  (iii) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax,
(A) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Internal Revenue Code) unless, in the opinion of tax counsel ("Tax Counsel") selected by Company and reasonably acceptable to Executive, such Total Payments (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Internal Revenue Code, (B) all "excess parachute payments" within the meaning of section 280G(b)(1) of the Internal Revenue Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Internal Revenue Code) in excess of the "base amount" allocable to such reasonable compensation (within the meaning of section 280G(b)(3) of the Internal Revenue Code), or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the accounting firm which was, immediately prior to the Change in Control, Company's independent auditor (the "Auditor") in accordance with the principles of sections 280G(d)(3) and (4) of the Internal Revenue Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Termination Date (or if there is no Termination Date, then the date on which the Gross-Up Payment is calculated for purposes of this Section 5(d)), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  (iv) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to Company, within 5 business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (including that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive), plus in the event that such amount is not repaid within 5 business days after Executive is notified of such determination interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment

(including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Company shall make a further Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) within 5 business days following the time that the amount of such excess is finally determined. Executive and Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

                  (v) The Gross-Up Payment shall be made not later than the 30th day following the Termination Date (or if there is no Termination Date, then the 30th day after the date on which the Gross-Up Payment is calculated for purposes of this Section 5(d)). At the time the Gross-Up Payment is made, Company shall provide Executive with a written statement setting forth the manner in which such payment was calculated and the basis for such calculations including, without limitation, any opinions or other advice Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

         6. REIMBURSEMENT OF EXPENSES. During the Term of Employment, Company shall reimburse Executive for reasonably documented travel, entertainment and other expenses reasonably incurred by Executive in connection with the performance of his duties hereunder and, in each case, in accordance with the rules, customs and usages promulgated by Company from time to time in effect.

         7. BENEFITS. Executive shall be entitled to participate in and be covered by any insurance plan (including but not limited to life, medical, dental, health, accident, hospitalization and disability), 401(k) plan or pension plan, all as then in effect for and benefiting any executive employees of Company, excepting only that Executive shall not be eligible to participate in the Parent Incentive Program unless Executive has duly elected to so participate as hereinabove provided. Executive shall also be entitled to paid vacation in each twelve-month period in accordance with the current vacation policy of Company, subject to the reasonable requirements of Company as to the timing of the taking of such vacation.

         8. AGREEMENTS TO PROTECT COMPANY'S PROPRIETARY INFORMATION AND GOODWILL. In consideration of Executive's employment and the compensation payable in this Agreement, and in order to protect the confidential business information and goodwill of Company's business that Executive has or will gain from being unfairly used against Company, Executive agrees that, during Executive's employment with Company and with respect to items (i) (A), (i) (B),
(ii) (A), (ii) (B), (ii) (C), (iii) (A), and (iii) (B) for the remainder of the Trigger Period and with respect to items (i) (C), (i) (D), (ii) (D), (ii) (E),
(iii) (C) and (iii) (D) for a period of 36 months following the termination of Executive's employment with Company for any reason, Executive will not, directly or indirectly,

                  (i) with respect to Executive's activities in Nebraska, engage in any of the following:

                           (A)      solicit or sell, either on behalf of
Executive or on behalf of any other person, firm, company or corporation, products or services which compete with any of Company's or any of its affiliates' products or services to those persons, companies, firms or corporations who were or are customers of Company or any of its affiliates during Executive's employment and with whom Executive has personal contact during and as a result of Executive's employment with Company;

                           (B)      interfere with Company's or any of its
affiliates' contractual business relationships with its suppliers;

                           (C)      Solicit or in any manner encourage,
directly or indirectly, any employee of Company or any of its affiliates to leave its employ;

                           (D)      disclose to any person, or use or otherwise
exploit for Executive's own benefit or for the benefit of anyone other than Company, any Confidential Information, whether prepared by Executive or not; however, any Confidential Information may be disclosed (1) to officers, representatives, employees and agents of Company who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the business, (2) in good faith by Executive in connection with the performance of his duties hereunder or (3) after prompt notice to Company, as may be required by law; (any trade secrets will also be entitled to all of the protections and benefits under any applicable law; if any information which Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Section 8, then the Confidential Information will be considered confidential information for purposes of this Section 8; in the case of trade secrets, Executive hereby waives any requirement that Company submit proof of the economic value of any trade secret or post any bond or other security with respect to them); and

                  (ii) with respect to Executive's activities in any state other than Nebraska or California, engage in any of the following:

                           (A)      possess an ownership interest in, be
employed in a management position or hold a management consulting position with, or otherwise have any material involvement with a concrete ready-mix, asphalt, aggregate or related product business to the extent that it conducts operations within a 100-mile radius of any facility owned by Company or its affiliates on August 1, 2002, or within a 100-mile radius of any other location at which Executive's employment by Company is based at any time during the 12 months prior to Executive's termination and as to which Company advises Executive that it considers subject to this provision;

                           (B)      solicit or sell, either on behalf of
Executive or on behalf of any person, firm, company or corporation, products or services which compete with any of Company's or any of its affiliates' products or services to those persons, companies, firms or corporations who were or are customers of Company or any of its affiliates during Executive's employment;

                           (C)      interfere with Company's or any of its
affiliates' contractual business relationships with its suppliers;

                           (D)      solicit or in any manner encourage,
directly or indirectly, any employee of Company or any of its affiliates to leave its employ;

                           (E)      disclose to any person, or use or otherwise
exploit for Executive's own benefit or for the benefit of anyone other than Company, any Confidential Information, whether prepared by Executive or not. However, any Confidential Information may be disclosed (1) to officers, representatives, employees and agents of Company who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the business, (2) in good faith by Executive in connection with the performance of his duties hereunder or (3) after prompt notice to Company, as may be required by law; (any trade secrets will also be entitled to all of the protections and benefits under any applicable law; if any information which Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Section 8, then the Confidential Information will be considered confidential information for purposes of this Section 8; in the case of trade secrets, Executive hereby waives any requirement that Company submit proof of the economic value of any trade secret or post any bond or other security with respect to them); and

                  (iii) with respect to Executive's activities in California, engage in any of the following:

                           (A)      solicit or sell, either on behalf of
Executive or on behalf of any person, firm, company or corporation, products or services which compete with any of Company's or any of its affiliates' products or services to the customers of Company and its affiliates listed on Exhibit A attached hereto. Executive acknowledges and agrees that he has had and will have personal contact with each such customer during and as a result of Executive's employment with Company;

                           (B)      interfere with Company's or any of its
affiliates' contractual business relationships with its suppliers;

                           (C)      solicit or in any manner encourage,
directly or indirectly, any employee of Company or any of its affiliates to leave its employ;

                           (D)      disclose to any person, or use or otherwise
exploit for Executive's own benefit or for the benefit of anyone other than Company, any Confidential Information, whether prepared by Executive or not. However, any Confidential Information may be disclosed (A) to officers, representatives, employees and agents of Company who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the business, (B) in good faith by Executive in connection with the performance of his duties hereunder or (C) after prompt notice to Company, as may be required by law; (any trade secrets will also be entitled to all of the protections and benefits under any applicable law; if any information which Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Section 8, then the Confidential Information will be considered confidential information for purposes of this Section 8; in the case of trade secrets, Executive hereby waives any requirement that Company submit proof of the economic value of any trade secret or post any bond or other security with respect to them).

Immediately after termination of employment with Company, Executive will deliver to Company all materials in his possession involving Confidential Information. Executive acknowledges and agrees that the foregoing restrictions are reasonable, necessary and appropriate to protect Company's proprietary information and its business goodwill.

         9. DEFENSE OF CLAIMS. Executive agrees that, from the date hereof, and continuing for a reasonable period after termination of the Term of Employment, Executive will reasonably cooperate with Company in defense of any claims that may be made against Company provided such defense does not interfere with Executive's then current employment. Company agrees to reimburse Executive for all of Executive's reasonable out-of-pocket expenses associated with such cooperation, including travel expenses and the fees and expenses of Executive's legal counsel.

         10. NON-DISPARAGEMENT. During and after the Term of Employment, Executive agrees that he shall not make any false, defamatory or disparaging statements about Company, its business, or the officers or directors of Company, and Company agrees that neither the officers nor the directors of Company shall make any false, defamatory or disparaging statements about Executive.

         11.      CERTAIN OTHER DEFINITIONS.

         (a) "Buyer" means the acquirer of control in a Change in Control transaction,

         (b)      "Cause" means any of the following:

                  (i) Executive's conviction of, or plea of guilty or nolo contendere to, a serious felony or a crime involving embezzlement, conversion of property or moral turpitude;

                  (ii) Executive's commission of fraud, embezzlement or conversion of property, as reasonably determined by the Board of Directors based upon credible evidence;

                  (iii) a reasonable and good faith finding by the Board of Directors of Executive's knowing breach of any of his fiduciary duties to Company or making of a misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of Company, provided that Executive has been given written notice thereof and within 30 days after such notice fails to cure the breach, misrepresentation or omission;

                  (iv) Executive's willful and continual neglect or failure (other than by reason of Death or Disability) to discharge his material duties, responsibilities or obligations prescribed by this Agreement or any other agreement between Executive and Company, provided that Executive has been given written notice thereof and within 30 days after such notice fails to cure the neglect or failure;

                  (v) Executive's alcohol or substance abuse, which materially interferes with Executive's ability to discharge his duties, responsibilities and obligations prescribed by this Agreement, provided that Executive has been given notice and 30 days from such notice fails to cure such abuse;

                  (vi) Executive's material violation, with the actual knowledge of Executive, of any obligations under this Agreement to Company, including without limitation, those set forth in Sections 8 through 10 of this Agreement, provided that Executive has been given written notice thereof and within 30 days after such notice fails to cure such material violation; or

                  (vii) Executive's personal (as opposed to Company's) material and knowing failure to observe or comply with all material and relevant laws and regulations, whether as an officer, stockholder or otherwise, such that the same would reasonably be expected to have a material adverse effect on Company's ongoing business, operations, conditions, other business relationships or properties, provided, that Executive has been given written notice thereof and within 30 days after such notice fails to cure such failure.

         (c) "Change in Control" means the consummation of a transaction or series of transactions whereby there is a change "in the ownership or effective control" of Company, or a change "in the ownership of a substantial portion of the assets" of Company, as those terms are used in Section 280G(b)(2)(A) of the Internal Revenue Code, which consummation occurs (no matter when) substantially in accordance with and pursuant to a definitive agreement executed prior to April 19, 2003.

         (d) "Confidential Information" means any confidential information including, without limitation, any study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, "know-how", trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, inventions, creative works, computer programs (including source or object codes), processes, procedures, formulae, improvements or other proprietary or intellectual property of Company, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Notwithstanding the foregoing, the term "Confidential

Information" does not include, and there shall be no obligation hereunder with respect to, information that is or becomes generally available to the public other than as a result of a disclosure by Executive not permissible hereunder.

         (e) "Constructive Termination" means such ongoing intentional or negligent actions or inactions by, or permitted by, Company (including (1) coercion, (2) physical or mental abuse, (3) material adverse change from now current circumstances in the scope, nature, authority or duties of Executive's employment, unless such change involves a transfer (without relocating from either Omaha, Nebraska or Phoenix, Arizona) to a comparable position in a division or a subsidiary of the United States parent of Company or any of its affiliates and such division's or subsidiary's operations are comparable in size to Company's operations as of the date of Change in Control, (4) relocation from Omaha, Nebraska, except for relocation to Phoenix, Arizona, (5) excessive (in relation to now current practice) required business travel, unless such additional travel is required due to a change in the location of Company's, or its United States parent's, corporate headquarters, and travel to and from such headquarters is required of comparable executive employees of Company or its United States parent, (6) failure to provide to Executive compensation, authority, duties or benefits (including medical benefits, but not including the Parent Incentive Program unless Executive has duly elected to participate therein) which are comparable to those then provided to comparable executive employees of Company, (7) other acts which could be deemed under common law to be "constructive termination" of Executive's employment, or (8) default by Company in performance of its obligations under this Agreement), such that Executive reasonably and in good faith determines that he has reasonable cause to, and he consequently does in fact, submit his resignation hereunder, provided that Company has been given, prior to such resignation, written notice thereof and within 30 days after such notice fails to cease and cure such actions or inactions; however, no such notice shall be so required in the event that one notice (relating to the same or different actions or inactions) has been theretofore so given. Executive and Company acknowledge and agree that, in the event of the occurrence of a Change in Control, the provisions of the preceding sentence shall be liberally construed in favor of, and so as to benefit to the maximum extent, Executive. A resignation by Executive pursuant to the provisions of this subsection 11(e) shall not be deemed to be a Resignation as defined in subsection 5(a)(v) above, but instead the same shall be deemed to be a termination by Company by Constructive Termination and thus to be a termination by Company for No Reason under subsection 5(a)(iv) above. Notwithstanding the provisions of phrase 11e(4) above, a Constructive Termination shall not be deemed to have occurred if, subsequent to a Change in Control, Executive is both (1) required by Company to relocate to any city within the continental United States, and (2) Company reimburses Executive for all reasonable moving expenses and for the amount by which the Appraised Value (as hereinafter defined) of Executive's Omaha, Nebraska residence exceeds (if it does) the net sale proceeds received by Executive from the sale thereof ("Appraised Value") means the average of the appraised values of Executive's said residence as of the date of such Change in Control determined by three licensed appraisers, one being selected by Executive, one being selected by Company and the third being selected by the first two appraisers, the cost of which shall be borne by Company).

         (f) "knowing" and "knowledge" means actual knowledge without any duty of investigation.

         (g) "Remaining Trigger Period" means that period during the Trigger Period which (1) commences on the last to occur as between the Termination Date and the Control Change Date, and (2) ends on the last day of the Trigger Period.

         (h) "Relevant Trigger Period" is that period during the Trigger Period which (1) commences on the Termination Date and (2) ends on the last day of the Trigger Period.

         (i) "Scheduled Term End Date" means the date when Executive ceases to be an employee of Company on account of Death, Disability, Cause, No Reason or Resignation; however, if a Change in Control occurs, then the "Scheduled Term End Date" means the third anniversary of the Control Change Date.

         (j) "Termination Payment" means that dollar amount which is equal to the sum of

                  (i) the product obtained when 1/365th of Executive's Base Salary in effect on the Termination Date is multiplied by the number of days in the Relevant Trigger Period, plus

                  (ii) the sum of the minimum Annual Bonuses which would have been due to Executive during or respecting the Relevant Trigger Period.

Such Termination Payment shall not be reduced by any present value or similar factor; Executive shall not be required to mitigate the amount of such Termination Payment by securing other employment or otherwise; and such Termination Payment shall not be reduced by reason of Executive's having secured other employment or for any other reason.

         (k) "Trigger Period" means that period which (1) commences on April 19, 2002, and (2) ends on the third anniversary of the Control Change Date. Without limiting the generality of the foregoing, if no Change in Control occurs then no Trigger Period occurs.

         12. CHANGE IN CONTROL. In the event of the occurrence of a Change in Control:

         (a) Company shall cause Buyer to thereafter continue the employment of Executive under this Agreement and to otherwise assume and perform all of Company's obligations under this Agreement in the place and stead of Company; in other words, subsequent to a Change in Control, and as a result thereof, Executive shall continue to be employed by Buyer under the terms of this Agreement.

         (b) Company shall cause Buyer to provide adequate security or assurance to Executive that Buyer will in fact perform, and that Buyer has and will have sufficient resources to perform, Company's and Buyer's obligations hereunder, all as determined by Executive reasonably and in good faith.

         (c) For all purposes under this Agreement, a Change in Control shall be deemed to have "occurred" or been "consummated" when the transaction (or series of transactions) effecting the same are consummated (that is, closed), and the date of such occurrence or consummation shall be herein called the "Control Change Date."

         (d) Wherever relevant in this Agreement, references to Company after a Change in Control shall be deemed to be references to Buyer, as the context suggests and requires.

         (e) If Executive was not an employee of Company on the Control Change Date on account of a prior termination of the Term of Employment on account of Death, Disability or No Reason, then as of such Control Change Date, Company shall cause Employee to have the same rights, and to be in the same financial position (respecting stock, options, debentures or other securities issued, or to be issued, by Company), as he would have had or been in had such termination not occurred, the same to be effected by Company's cash payment to Executive, within ten days after the Control Change Date, of the appropriate dollar amount required by this subsection.

         (f) If Buyer is an acquisition subsidiary or other entity, the net assets of which consist principally of Company's assets or stock in Company, then

                  (i) the obligations of Buyer hereunder shall be unconditionally guaranteed by the parent entity thereof, and

                  (ii) where the context is relevant (such as in determining benefits of comparable executives after a Change in Control), references to Buyer shall be deemed to be and include references to such parent or to relevant affiliates thereof.

         13. NOTICE. Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and if delivered personally, sent by certified or registered mail, return receipt requested, sent by overnight courier or sent by facsimile transmission (with confirmation and a copy sent by mail within one day) as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

         If to Executive:                   Christopher J. Murphy
                                            22108 Stanford Circle
                                            Elkhorn, Nebraska 68022-2272

         If to Company:                     Kiewit Materials Company
                                            3555 Farnam Street
                                            Omaha, Nebraska 68131
                                            Attention:  President
                                            Telefax: 402.536.3607


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


Any such notices shall be deemed to be given on the date personally delivered or sent by facsimile transmission or such return receipt is issued or the day after if sent by overnight courier.

         14. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of this Agreement is unenforceable and therefore acts to reduce the scope or duration of such provision, the provision in its reduced form, shall then be enforceable.

         15. BREACH; WAIVER OF BREACH; SPECIFIC PERFORMANCE. If either party hereto breaches its obligations under this Agreement, the non-breaching party shall be entitled to pursue all remedies available at law or in equity for such breach. The waiver by one party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of such other party. Each party (and intended third-party beneficiaries) hereto shall be entitled to enforce its rights in relation to any breach by the other party of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that Company would be irreparably injured by a violation of Sections 8 through 10 of this Agreement, that the provisions of such sections are reasonable, that Company could not adequately be compensated in monetary damages, in light of the sensitivity of the non-public information of Company to which Executive will be exposed, and that Company may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions in order to enforce or prevent any violations of such provisions of this Agreement.

         16.      ASSIGNMENT; THIRD PARTIES. Subject to the provisions of
Section 12, neither Executive nor Company may assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of his or its respective rights or obligations hereunder, without the prior written consent of the other, which shall not be unreasonably withheld. The personal representative of Executive (after his Death) is an intended third-party beneficiary of this Agreement, and may enforce the obligations of Company, and exercise the rights of Executive, hereunder after the Death of Executive, all of which obligations and rights (as relevant) shall survive. All payments which are required to be paid to Executive under this Agreement and which accrue after the date of his death shall be paid when due to the personal representative of his estate.

         17. AMENDMENT; ENTIRE AGREEMENT. This Agreement may be changed, modified or amended only by a written document signed by both parties hereto which refers specifically to this Section 17. Except with respect to the Indemnification Agreement, this Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof and supersedes in its entirety all prior and contemporaneous agreements, if any, between the parties thereto. The enforceability of this Agreement shall not cease or otherwise be adversely affected by the termination of Executive's employment with Company.

         18. CHOICE OF LAW; LITIGATION. This Agreement shall be governed by, construed, applied and enforced in accordance with, the laws of the State of Arizona. In the event that any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any related agreement or any matters described or contemplated herein or therein, the parties hereto hereby agree (1) under all circumstances absolutely and irrevocably to institute any litigation, proceeding or other legal action in a court of competent jurisdiction located within the State of Arizona, whether a state or federal court; (2) that in the event of any such litigation, proceeding or action, such parties will consent and submit to the personal jurisdiction of any such court described in clause (1) of this Section 18 and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this section shall be deemed to prevent any party from seeking to remove any action to a federal court in the State of Arizona); (3) to waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in any inconvenient forum; (4) to designate, appoint and direct an authorized agent to receive on its behalf service of any and all process and documents in any legal proceeding in the State of Arizona, or as an alternative method of service, to service of process in any legal proceeding by mailing of copies thereof to such party at its address set forth herein for communications to such party; (5) that any service made as provided herein shall be effective and binding service in every respect; (6) if Executive prevails in such litigation, and if and to the extent that the same is permitted by law, then Executive shall be entitled to reimbursement of his reasonable legal fees and expenses of litigation incurred in connection therewith; and (7) that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by law.

         19. FURTHER ACTION. Executive and Company hereby agree to perform any further acts, and to execute and deliver any additional documents, which may be reasonably required so as to effect, memorialize or carry out the provisions of this Agreement.

         20. INTENTION OF THE PARTIES. This Agreement is being executed in connection with a concurrent determination by the Board of Directors that Company should pursue a Change in Control transaction. The Board of Directors has also determined that Executive's continued employment with, and efforts on behalf of, Company respecting continuing operations and pursuit of a Change in Control transaction are essential and of significant value to the Company. To assure the same, Company is executing this Agreement with Executive and similar agreements with other executives whose retention and efforts are similarly important. Accordingly, the parties hereto hereby acknowledge and agree that the provisions of this Agreement shall be liberally construed in favor of Executive and so as to benefit him, to the maximum extent and, without limiting the generality of the foregoing, so as to provide to him assured and significant compensation, severance and other benefits in the event of the termination of the Term of Employment hereunder prior to the end of the Trigger Period. All provisions of this Agreement shall be construed in accordance with the foregoing.

         21. PAYMENT OBLIGATIONS ABSOLUTE. Company acknowledges that its obligations during and after the Term of Employment to pay and provide to Executive the compensation, severance and other benefits provided for herein shall be absolute and unconditional and shall not be affected by any circumstances whatsoever, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company may claim against Executive or anyone else. All amounts payable by Company to Executive hereunder shall be paid without notice or demand. Each and every payment made hereunder by Company shall be final, and Company shall not seek to recover all or any part of such payment from Executive, or from whomsoever may be entitled thereto, for any reason whatsoever. If Company shall fail to pay when due any payment (including the Termination Payment) required by the provisions of this Agreement, then from and after the due date thereof, the unpaid amount of such payment shall thereafter, and until paid, bear interest at an annual rate of interest equal to 400 basis points in excess of the Prime Rate published each day in the Money Rates section of The Wall Street Journal, adjusted daily (or in the absence of such publication, then such rate shall be determined as last provided for therein).

         22. MUTUAL RELEASES. Except as set forth in the last sentence of this Section, Executive hereby releases Company from any and all claims or causes of action which Executive may now have or claim against Company arising out of Executive's employment with Company. Except as set forth in the last sentence of this Section, Company hereby releases Executive from any and all claims or causes of action which Company may now have or claim against Executive arising out of Executive's employment with Company. The preceding two sentences shall not relate to, cover or release any claims or causes of action which either Executive or Company may have or claim against the other which arise under the provisions of this Agreement or the Indemnification Agreement.

         23. REVISION. This Executive Employment Agreement Revised July 8, 2002, is a revision of, and replaces and supercedes in its entirety, the certain Executive Employment Agreement executed by and between Executive and Company dated for reference purposes April 19, 2002.

         24. REFERENCE DATE. This Agreement shall be dated for reference purposes July 8, 2002.


                                    EXECUTIVE:


                                    /s/ Christopher J. Murphy
                                    -----------------------------------
                                    Christopher J. Murphy


                                    KIEWIT MATERIALS COMPANY


                                    By: /s/ Kenneth E. Stinson
                                        -------------------------------
                                         Kenneth E. Stinson, Chairman